Exhibit 8.3
May 6, 2011
To:
Nobao Renewable Energy Holdings Limited
Building 4, No. 150 Yonghe Road,
Shanghai, 200072
People’s Republic of China
Re: Legal Opinion on Certain PRC Tax Matters
Dear Sirs,
We are qualified lawyers of the People’s Republic of China (the “PRC”) and are qualified to issue opinions on the PRC Laws (the “Opinion”). For the purpose of this Opinion, the PRC shall not include the Hong Kong Special Administrative Region, the Macao Special Administrative Region and Taiwan.
We are acting as the PRC legal counsel for Nobao Renewable Energy Holdings Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), solely in connection with (i) the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the offering by the Company of a certain number of the Company’s American Depositary Shares (the “ADSs”) and (ii) the Company’s proposed listing of the ADSs on the New York Stock Exchange.
In so acting, we have examined the originals, or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates, approvals issued by Governmental Authorities in the PRC and representative of the Company and other instruments as we have deemed necessary or advisable for the purposes of rendering this Opinion.
In rendering this Opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with authentic original documents submitted to us as copies and the completeness of the documents provided to us. We have further assumed the accuracy and completeness of all factual statements in all the documents provided to us.
For the purpose of rendering this Opinion, where important facts were not independently established by us, we have relied upon certificates and confirmations issued by Governmental Authorities, the Company or representatives of the Company with proper authority and upon representations, made in or pursuant to the documents.
As used herein, (a) “Governmental Authorities” means any court, governmental agency or body or any stock exchange authorities of the PRC and (b) “PRC Laws” means all laws, regulations, statutes, orders, decrees, guidelines, notices, judicial interpretations, subordinary legislations of the PRC which are officially published and publicly available.
Based upon the foregoing, and subject to the qualifications and disclosures stated herein and in the Registration Statement, we are of the opinion that the statements set forth under the caption “Taxation” insofar as they constitute statement of PRC tax law, are accurate in all material respects.
We do not express any opinion herein concerning any law other than PRC tax law.
This Opinion only relates to the PRC Laws in effect on the date hereof and there is no assurance that any of such PRC Laws or regulatory practice will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the Securities Act, or the regulations promulgated thereunder.
Yours sincerely,
/s/ Commerce & Finance Law Offices

Commerce & Finance Law Offices

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